Exhibit 99.1

ALMOST NEVER FILMS INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the reverse acquisition transaction (the "Transaction") between Smack Sportswear (the “Company”, “we”, “us”, “our”) and Almost Never Films Inc. (the “Almost Never”).

Pro Forma
Balance Sheet - Unaudited
September 30, 2015

	Smack	Almost Never	Proforma	Proforma
	Sportswear	Films Inc.	Adjustments	Adjustments	Proforma
	September 30, 2015	October 31, 2015	(a)	(b)	As Adjusted
ASSETS
Current Assets
Cash and cash equivalents	$18,811	$8,910	$-	$-	$27,721
Total Current Assets	18,811	8,910	-	-	27,721

Investment	-	-	10,000	(10,000)	-

Total Assets	$18,811	$8,910	$10,000	$(10,000)	$27,721

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$244,640	$-	$-	$-	$244,640
Payroll and sales taxes payable	271,398	-	-	-	271,398
Customer deposits	8,500	-	-	-	8,500
Amounts due to related parties	125,000	-	-	-	125,000
Notes payable - related parties	150,000	-	-	-	150,000
Note payable	47,650	-	-	-	47,650
Total Current Liabilities	847,188	-	-	-	847,188

Notes payable - related parties	150,000	-	-	-	150,000
Total liabilities	997,188	-	-	-	997,188

Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value, 5,000,000 shares authorized; Series A Voting Preferred stock, 2,000,000 shares authorized; No shares issued and outstanding, Series A Convertible Preferred stock, 1,000,000 shares authorized;1,000,000 shares issued and outstanding	-	-	10,000	-	10,000
Common stock, $0.001 par value, 200,000,000 shares authorized as pro forma adjustments (c); 22,117,776 shares issued and outstanding	66,353	-	-	-	66,353
Common stock, 100,000,000 shares issued and outstanding	-	10,000	-	(10,000)	-
Additional paid-in capital	1,264,782	-	-	(2,309,512)	(1,044,730)
Accumulated deficit	(2,309,512)	(1,090)	-	2,309,512	(1,090)
Total Stockholders’ Equity (Deficit)	(978,377)	8,910	10,000	(10,000)	(969,467)

Total Liabilities and Stockholders' Equity (Deficit)	$18,811	$8,910	$10,000	$(10,000)	$27,721

Pro Forma
Statement of Operations - Unaudited
September 30, 2015

	Smack	Almost Never
	Sportswear	Films Inc.	Proforma
	July 1, 2015	July 8, 2015	Adjustments	Proforma
	to September 30, 2015	to October 31, 2015	(b)	As Adjusted

Sales	$-	$-	$-	$-
Cost of goods sold	-	-	-	-
Gross profit	-	-	-	-

Operating Expenses
Selling, general and administrative expenses	52,423	1,090	(52,423)	1,090
Operating Loss	(52,423)	(1,090)	52,423	(1,090)

Other Expenses
Interest expense	8,365	-	(8,365)	-
Loss from Continuing Operations	(60,788)	(1,090)	(52,423)	(1,090)

Provision for Income Taxes	-	-	-	-

Gain from Discontinued Operation, Net of Tax Benefits	132,900	-	(132,900)	-

Net Income (Loss)	$72,112	$(1,090)	$(185,323)	$(1,090)

Net Loss Per Share: Basic and Diluted	$0.00	$0.00		$(0.00)

Weighted Average Number of Shares Outstanding: Basic and Diluted	22,117,776	100,000,000		22,117,776

SMACK SPORTSWEAR
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Unaudited)

On November 9, 2015, Smack Sportswear (the "Company"), entered into a letter of intent with Almost Never Films Inc., an Indiana company ("Almost Never"), to acquire Almost Never by issuing to the two shareholders of said company 1,000,000 shares of Series A Convertible Preferred Stock of the Company, which each share of Series A Convertible Preferred Stock has the voting power equivalent of 100 shares of common stock. As a result of the proposed transaction, Almost Never would become a wholly owned subsidiary of the Company and the board of the Company will consist of persons appointed by Almost Never. The Company feels that it is in the best interests of the shareholders to maximize value with respect to this transaction. Almost Never has a proprietary relationship with the entertainment industry in both the United States and China.

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheets have been derived from the historical October 31, 2015 balance sheet of Almost Never Films Inc. after giving effect to the acquisition with Smack Sportswear. The pro forma balance sheet and statement of operations present this transaction as if they had been consummated as of September 30, 2015, as required under Article 11 of Regulation S-X.

Historical financial information has been adjusted in the pro forma balance sheet to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) expected to have a continuing impact on the Company’s results of operations. This merger will be treated as a reverse acquisition, and therefore Almost Never is treated as the accounting acquirer, such that the financial statements of Almost Never immediately after the merger will become those of Almost Never. The pro forma adjustments presented in the pro forma condensed combined balance sheet and statement of operations are described in Note 2— Pro Forma Adjustments.

2. ACCOUNTING PERIODS PRESENTED

Almost Never Films’ historical fiscal year ended on December 31 and, for purposes of these unaudited pro forma condensed combined financial information, its historical results have been aligned to more closely conform to the Company’s September 30 fiscal year end as explained below. Certain pro forma adjustments were made to conform to Almost Never Film's accounting policies to the Company’s accounting policies as noted below.

The unaudited pro forma condensed combined balance sheet as of September 30, 2015 is presented as if the Almost Never Film acquisition had occurred on September 30, 2015, and due to different fiscal period ends, combines the historical balance sheet of the Company at September 30, 2015 and the historical balance sheet of Almost Never Films at October 31, 2015.

The unaudited pro forma condensed combined statement of operations of the Company and Almost Never Films for the three months ended September 30, 2015 and the period July 8, 2015 to October 31, 2015 are presented as if the Almost Never Films acquisition had taken place on September 30, 2015. Due to different fiscal period ends, the pro forma statement of operations for the three months ended September 30, 2015 combines the historical results of the Company for the three months ended September 30, 2015 and the historical results of Almost Never Films for the period July 8, 2015 to October 31, 2015.

3. PRO FORMA ADJUSTMENTS

The adjustments included in the pro forma balance sheet and statement of operations are as follows:

(a)	To exchange 1,000,000 Series A Convertible Preferred shares of the Company with 100,000,000 shares of common stock of Almost Never.
(b)	To eliminate the investment in Almost Never and common stock of Almost Never and the accumulated loss of the Company incurred before the reverse acquisition.
(c)	To seek our shareholders’ approval to amend our Articles of Incorporation to increase the number of authorized shares of Common Stock from 70,000,000 shares to 200,000,000 shares